Exhibit 99.1

B&G Foods Reports Financial Results for Fourth Quarter
and Full-Year 2014

Parsippany, N.J., February 18, 2015—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the fourth quarter and full-year 2014, which include the favorable impact of an extra reporting week in the fourth quarter and full-year 2014.

Highlights (vs. prior year quarter and full year where applicable):

•                 Net sales increased 12.5% to $238.0 million for the quarter and 17.0% to $848.0 million for the year

•                 Comparable base business net sales*, which excludes the impact of the extra reporting week, acquisitions, the negative impact of a significant product recall and the Rickland Orchards shortfall described below, increased $2.6 million, or 1.2%, for the quarter and decreased $2.5 million, or 0.3% for the year

•                 Diluted earnings per share decreased 40% to $0.21 for the quarter, primarily due to the product recall and an inventory write-off relating to Rickland Orchards

•                 Diluted earnings per share decreased 22.4% to $0.76 for the year, primarily due to the product recall, the significant non-cash impairment charge to Rickland Orchards intangible assets and the related inventory write-off and acquisition-related expenses

•                 Adjusted diluted earnings per share* remained consistent at $0.39 for the quarter and increased 0.7% to $1.44 for the year

•                 Adjusted EBITDA* increased 4.3% to $52.1 million for the quarter and 5.5% to $194.1 million for the year

•                 The Company expects to deliver 2015 full-year adjusted EBITDA of $196.0 million to $202.0 million, adjusted diluted earnings per share of $1.48 to $1.55 and net sales of $860.0 million to $880.0 million

“2014 was a challenging year for the Company that included a major recall on Ortega, our largest brand, a sizable non-cash impairment of intangible assets due to the underperforming Rickland Orchards brand and continued warehouse distribution issues,” stated Robert C. Cantwell, President, Chief Executive Officer and Interim Chief Financial Officer of B&G Foods.  “On the bright side, we were able to achieve positive volume growth on the base business and stabilize pricing in the second half of 2014.  We are moving in the right direction as we enter 2015, and we expect that the current year will produce results more consistent with our track record and future expectations.”

*           Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the terms adjusted net income, adjusted diluted earnings per share, base business net sales, comparable base business net sales, EBITDA and adjusted EBITDA, as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share, base business net sales, comparable base business net sales, EBITDA and adjusted EBITDA to the most comparable GAAP financial measures.

Financial Results for the Fourth Quarter of 2014

Net sales for the fourth quarter of 2014 increased 12.5% to $238.0 million from $211.5 million for the fourth quarter of 2013.  The Company’s fourth quarter of 2014 contained 14 weeks and the fourth quarter of 2013 contained 13 weeks.  Net sales of Specialty Brands, acquired in April 2014, contributed $32.0 million to the overall increase.  The Company estimates that the additional week in the fourth quarter of 2014 contributed approximately $15.0 million to the net sales increase, of which approximately $2.5 million was attributable to Specialty Brands.

The Company estimates that during the fourth quarter of 2014, the Ortega and Las Palmas recall reduced net sales by approximately $8.9 million, of which $4.1 million related to customer refunds and $4.8 million related to lost sales from the temporary suspension of production and distribution of the affected products.  Net sales were also negatively impacted by the Rickland Orchards shortfall in the fourth quarter of 2014 of $11.8 million, a continuation of the weakness that caused the Company to impair the brand.

Excluding the impact of the product recall and the Rickland Orchards shortfall, base business net sales increased $15.1 million, or 7.1%, for the fourth quarter.  The increase was attributable to an increase in unit volume of $13.9 million, $12.5 million of which was attributable to the extra week described above and $1.2 million of which was attributable to a net price increase.

Comparable base business net sales, which excludes the impact of the extra reporting week, acquisitions, the negative impact of the product recall and the Rickland Orchards shortfall, increased $2.6 million, or 1.2%, for the fourth quarter.

Gross profit for the fourth quarter of 2014 decreased $10.1 million, or 15.1%, to $57.0 million from $67.1 million in the fourth quarter of 2013.  Gross profit expressed as a percentage of net sales decreased to 24.0% for the fourth quarter of 2014 from 31.7% in the fourth quarter of 2013.  The 7.7 percentage point decrease was primarily due to the Ortega and Las Palmas recall and the write-off of certain raw material and finished goods inventory used in the production of Rickland Orchards products, which reduced gross profit margin by approximately 5.2 percentage points and 0.7 percentage points, respectively.  Excluding the impact of the recall and the Rickland Orchards inventory write-off, gross profit as a percentage of net sales was approximately 29.9%.  The remaining gross profit shortfall of 1.8 percentage points was attributable to an increase in distribution costs, a sales mix shift to lower margin products and the negative impact of the Canadian exchange rate, which reduced gross profit margin by approximately 1.2 percentage points, 0.9 percentage points and 0.2 percentage points, respectively. This reduction was slightly offset by the base business net price increase described above of 0.5 percentage points.

Selling, general and administrative expenses increased to $24.0 million for the fourth quarter of 2014 from $23.9 million in the fourth quarter of 2013.  This was due to an increase of $1.5 million relating to a prior year quarter gain relating to a legal settlement, increases of $0.7 million in warehousing expenses and $0.5 million of administrative expenses relating to the recall, offset by decreases in acquisition-related expenses of $2.2 million, consumer marketing of $0.1 million and other expenses of $0.3 million.  Expressed as a percentage of net sales, our selling, general and administrative expenses decreased from 11.3% to 10.1%.

Net interest expense for the fourth quarter of 2014 increased $1.1 million, or 10.3%, to $12.0 million from $10.9 million for the fourth quarter of 2013.  The increase in net interest expense in the fourth quarter of 2014 was primarily attributable to an increase in the Company’s average debt outstanding due to the Company’s recent acquisitions.

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $11.5 million, or $0.21 per diluted share, for the fourth quarter of 2014, as compared to reported net income of $18.8 million, or $0.35 per diluted share, for the fourth quarter of 2013.  The Company’s adjusted net income for the fourth quarter of 2014, which excludes the after tax impact of the Rickland Orchards loss on disposal of inventory, the loss on product recall, net of expected insurance recoveries and acquisition-related expenses, was $21.2 million, or $0.39 per adjusted diluted share.  The Company’s adjusted net income for the fourth quarter of 2013, which excludes the after tax impact of acquisition-related expenses, was $20.7 million, or $0.39 per adjusted diluted share.

For the fourth quarter of 2014, adjusted EBITDA, which excludes the impact of the loss on product recall (net of expected insurance recoveries), acquisition-related expenses, non-cash impairment charges and the related loss on disposal of inventory, increased 4.3% to $52.1 million from $50.0 million for the fourth quarter of 2013.

Financial Results for Full-Year 2014

Net sales for fiscal 2014 increased 17.0% to $848.0 million from $725.0 million for fiscal 2013.  Fiscal 2014 contained 53 weeks and fiscal 2013 contained 52 weeks.  The Company estimates that the additional week in fiscal 2014 contributed approximately $15.0 million to the net sales increase.

Additional months of ownership of Specialty Brands, Pirate Brands, Rickland Orchards and TrueNorth in fiscal 2014 as compared to fiscal 2013, contributed $133.6 million to the overall net sales increase, of which approximately $2.5 million was due to the extra week described above.

The Company estimates that the Ortega and Las Palmas recall reduced net sales by approximately $8.9 million, of which $4.1 million related to customer refunds and $4.8 million related to lost sales from the temporary suspension of production and distribution of the affected products.  Net sales were also negatively impacted by the Rickland Orchards shortfall during the fourth quarter of 2014 of $11.8 million, a continuation of the weakness that caused the Company to impair the brand.

Excluding the impact of the Ortega and Las Palmas recall and the Rickland Orchards shortfall, base business net sales increased $10.1 million, or 1.4%, for fiscal 2014.  The $10.1 million increase was attributable to an increase in unit volume of $15.7 million, or 2.2%, $12.5 million of which was attributable to the extra week described above, partially offset by a net price decrease of $5.6 million, or 0.8%.

Comparable base business net sales, which excludes the impact of the extra reporting week, acquisitions, the negative impact of the product recall and the Rickland Orchards shortfall, decreased $2.5 million, or 0.3% for the year.

Gross profit increased $4.9 million, or 2.0%, to $247.8 million in fiscal 2014 from $242.9 million in fiscal 2013.  Gross profit expressed as a percentage of net sales decreased to 29.2% for fiscal 2014 from 33.5% in fiscal 2013.  The 4.3 percentage point decrease was due in part to the Ortega and Las Palmas recall and the $4.5 million write-off of certain raw material and finished goods inventory used in the production of Rickland Orchards products, which reduced gross profit margin by approximately 1.4 percentage points and 0.5 percentage points, respectively.  Excluding the impact of the recall and the Rickland Orchards inventory write-off, gross profit as a percentage of net sales was 31.1%. The remaining gross profit shortfall of 2.4 percentage points was attributable to an increase in distribution costs, the base business net price decrease described above, a sales mix shift to lower margin products and the negative impact of the Canadian exchange rate, which reduced gross profit margin by approximately 1.0 percentage points, 0.6 percentage points, 0.6 percentage points and 0.2 percentage points, respectively.

Selling, general and administrative expenses increased $14.0 million, or 17.7%, to $93.0 million for fiscal 2014 from $79.0 million for fiscal 2013.  This increase is primarily due to the Company’s recent acquisitions.  During fiscal 2014, the Company experienced increases in consumer marketing of $4.9 million, brokerage expenses of $3.5 million, warehousing expenses of $2.4 million, acquisition-related expenses of $1.4 million, administrative expenses relating to the recall of $0.5 million and all other expenses of $1.3 million.  Expressed as a percentage of net sales, our selling, general and administrative expenses increased to 11.0% in fiscal 2014 from 10.9% in fiscal 2013 because the increases in selling, general and administrative expenses were primarily the result of the recent acquisitions that also resulted in increased net sales.

Net interest expense for fiscal 2014 increased $4.8 million or 11.4% to $46.6 million from $41.8 million in fiscal 2013.  The increase was primarily due to the increase in the Company’s average debt outstanding attributable to the Company’s recent acquisitions.

The Company’s reported net income under GAAP was $41.0 million, or $0.76 per diluted share, for fiscal 2014, as compared to $52.3 million, or $0.98 per diluted share, for fiscal 2013.  The Company’s adjusted net income for fiscal 2014, which excludes the after tax impact of the loss on product recall (net of expected insurance recoveries), loss on extinguishment of debt, acquisition-related expenses, the non-cash impairment charges to Rickland Orchards intangible assets and the related loss on disposal of inventory, and a non-cash gain relating to the Rickland Orchards earn-out, was $77.1 million, or $1.44 per adjusted diluted share.  The Company’s adjusted net income for fiscal 2013, which excludes the after tax impact of loss on extinguishment of debt and acquisition-related expenses, was $76.3 million, and adjusted diluted earnings per share was $1.43.

Adjusted EBITDA, which excludes the loss on product recall (net of expected insurance recoveries), acquisition-related expenses, the non-cash impairment charges and the related loss on disposal of inventory, and the non-cash gain relating to the earn-out, increased 5.5% to $194.1 million in fiscal 2014 from $184.0 million for fiscal 2013.

Product Recall

On November 14, 2014, the Company announced a voluntary recall for certain Ortega and Las Palmas products after learning that one or more of the spice ingredients purchased from a third party supplier contained peanuts and almonds, allergens that are not declared on the products’ ingredient statements.   The cost impact of this recall during fiscal 2014 (not including lost sales during the period of time production and distribution of the affected products were suspended), net of expected insurance recoveries of $5.0 million, was $12.8 million, of which $4.1 million was recorded as a decrease in net sales related to customer refunds; $8.2 million was recorded as an increase in cost of goods sold primarily related to costs associated with product retrieval, destruction charges, customer fees and inventory write-offs; and $0.5 million was recorded as an increase in selling, general, and administrative expenses related to administrative costs.  The charges the Company recorded are based upon costs incurred to date and management’s estimates of costs that have yet to be incurred that relate to 2014.  As of January 3, 2015, the reserves related to the recall remaining on the Company’s consolidated balance sheet include $4.0 million in accounts receivable reserves and $0.6 million of accrued expenses.  The Company has recorded a $5.0 million receivable for the expected insurance recoveries in prepaid expenses in its consolidated balance sheet as of January 3, 2015.

In connection with the recall, the Company temporarily suspended production and distribution of the affected products for several weeks.  The Company estimates that this negatively impacted net sales of the Ortega and Las Palmas brands by approximately $4.8 million during the fourth quarter of fiscal 2014.  However, it is possible that the Company may experience an increase in net sales for these two brands during fiscal 2015, as customers restock their inventory of affected products.

Guidance

Adjusted EBITDA for full-year 2015 is expected to be approximately $196.0 million to $202.0 million, adjusted diluted earnings per share is expected to be $1.48 to $1.55 and net sales is expected to be approximately $860.0 million to $880.0 million.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, February 18, 2015.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (800) 306-6784 for U.S. callers or (913) 312-9323 for international callers.

A replay of the call will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the password is 7398662. The replay will be available from February 18, 2015 through March 4, 2015.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share,” “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods), “comparable base business net sales” (base business net sales, excluding the impact of the extra reporting week, the negative impact of the product recall and the Rickland Orchards shortfall), “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses); intangible asset impairment charges and related asset write-offs; gains or losses related to changes in the fair value of contingent liabilities from earn-outs; and loss on product recalls, including customer refunds, selling, general and administrative expenses and the impact on cost of sales are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income,” “adjusted diluted earnings per share,” “base business net sales” and “comparable base business net sales,” which are calculated as reported net income, reported diluted earnings per share and reported net sales adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income, diluted earnings per share and net sales to eliminate the items identified above.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of these items, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities is included below for the fourth quarter and full year of fiscal 2014 and 2013, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share, base business net sales and comparable base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable foods across the United States, Canada and Puerto Rico. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G,

B&M, Baker’s Joy, Bear Creek Country Kitchens, Brer Rabbit, Canoleo, Cary’s, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, JJ Flats, Joan of Arc, Las Palmas, MacDonald’s, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Flatbreads, New York Style, Old London, Original Tings, Ortega, Pirate’s Booty, Polaner, Red Devil, Regina, Rickland Orchards, Sa-són, Sclafani, Smart Puffs, Spring Tree, Sugar Twin, Trappey’s, TrueNorth, Underwood, Vermont Maid and Wright’s. B&G Foods also sells and distributes two branded household products, Static Guard and Kleen Guard.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ adjusted EBITDA, adjusted diluted earnings per share and net sales expectations for fiscal 2015 and our expectation that fiscal 2015 will produce results more consistent with our track record and future expectations.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	Matt Lindberg
866-211-8151	203-682-8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	January 3, 2015	December 28, 2013
Assets
Current assets:
Cash and cash equivalents	$1,490	$4,107
Trade accounts receivable, less allowance for doubtful accounts and discounts of $1,005 and $1,081 in 2014 and 2013, respectively	55,925	62,763
Inventories	106,557	101,251
Prepaid expenses and other current assets	14,830	8,079
Income tax receivable	14,442	3,422
Deferred income taxes	3,275	2,115
Total current assets	196,519	181,737

Property, plant and equipment, net	116,197	110,374
Goodwill	370,424	319,292
Other intangibles, net	947,895	844,141
Other assets	18,318	28,799
Total assets	$1,649,353	$1,484,343

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$38,052	$42,638
Accrued expenses	17,644	19,189
Current portion of long-term debt	18,750	26,250
Dividends payable	18,246	17,637
Total current liabilities	92,692	105,714

Long-term debt	1,007,107	844,635
Other liabilities	7,352	8,692
Deferred income taxes	204,207	146,939
Total liabilities	1,311,358	1,105,980
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 53,663,697 and 53,445,910 issued and outstanding as of January 3, 2015 and December 28, 2013, respectively	537	534
Additional paid-in capital	110,349	183,113
Accumulated other comprehensive loss	(11,034)	(2,471)
Retained earnings	238,143	197,187
Total stockholders’ equity	337,995	378,363
Total liabilities and stockholders’ equity	$1,649,353	$1,484,343

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013

Net sales	$237,990	$211,547	$848,017	$724,973
Cost of goods sold	180,977	144,399	600,246	482,050
Gross profit	57,013	67,148	247,771	242,923

Operating expenses:
Selling, general and administrative expenses	23,968	23,946	93,033	79,043
Amortization expense	2,706	3,276	12,692	9,884
Impairment of intangible assets	—	—	34,154	—
Gain on change in fair value of contingent consideration	—	—	(8,206)	—
Operating income	30,339	39,926	116,098	153,996

Other expenses:
Interest expense, net	12,041	10,913	46,573	41,813
Loss on extinguishment of debt	—	—	5,748	31,291
Income before income tax expense	18,298	29,013	63,777	80,892
Income tax expense	6,844	10,221	22,821	28,549
Net income	$11,454	$18,792	$40,956	$52,343

Weighted average shares outstanding:
Basic	53,665	53,398	53,658	52,998
Diluted	53,797	53,660	53,747	53,182

Earnings per share:
Basic	$0.21	$0.35	$0.76	$0.99
Diluted	$0.21	$0.35	$0.76	$0.98

Cash dividends declared per share	$0.34	$0.33	$1.36	$1.23

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013

Net income	$11,454	$18,792	$40,956	$52,343
Income tax expense	6,844	10,221	22,821	28,549
Interest expense, net	12,041	10,913	46,573	41,813
Depreciation and amortization	6,651	7,075	27,434	24,077
Loss on extinguishment of debt	—	—	5,748	31,291
EBITDA (1)	36,990	47,001	143,532	178,073
Acquisition-related expenses	791	2,999	7,315	5,932
Impairment of intangible assets	—	—	34,154	—
Loss on disposal of inventory	1,557	—	4,535	—
Loss on product recall, net of expected insurance recoveries	12,798	—	12,798	—
Gain on change in fair value of contingent consideration	—	—	(8,206)	—
Adjusted EBITDA (1)	52,136	50,000	194,128	184,005
Income tax expense	(6,844)	(10,221)	(22,821)	(28,549)
Interest expense, net	(12,041)	(10,913)	(46,573)	(41,813)
Deferred income taxes	8,772	8,737	13,855	20,800
Amortization of deferred financing costs and bond discount	883	1,082	3,790	4,400
Acquisition-related expenses	(791)	(2,999)	(7,315)	(5,932)
Loss on product recall, net of expected insurance recoveries	(12,798)	—	(12,798)	—
Share-based compensation expense	107	666	2,235	3,935
Excess tax benefits from share-based compensation	—	—	(2,356)	(4,192)
Acquisition-related contingent consideration expense, including interest accretion	—	208	432	208
Changes in assets and liabilities, net of effects of business combinations	9,013	9,457	(23,451)	(17,952)
Net cash provided by operating activities	$38,437	$46,017	$99,126	$114,910

(1)              EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows.  We define EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt. We define adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition-related expenses, gains or losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses); intangible asset impairment charges and related asset write-offs; gains or losses related to changes in the fair value of contingent liabilities from earn-outs; and loss on product recalls, including customer refunds, selling, general and administrative expenses and the impact on cost of sales.  Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization, loss on extinguishment of debt, acquisition-related expenses, gains and losses, non-cash intangible asset impairment charges and related asset write-offs, gains or losses related to changes in the fair value of contingent liabilities from earn-outs and loss on product recalls because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA and adjusted EBITDA in our business operations to, among other things, evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt capacity and ability to service debt and because covenants in our credit agreement and our senior notes indenture contain ratios based on these measures.  As a result, internal management reports used during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to operating income or net income (loss) or any other GAAP measure as an indicator of operating performance.  EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt, acquisition-related expenses, gains and losses and income taxes, intangible asset impairment charges and related asset write-offs, gains or losses related to changes in the fair value of contingent liabilities from earn-outs and loss on product recalls.  Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating our performance against our peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
Reported net income	$11,454	$18,792	$40,956	$52,343
Loss on extinguishment of debt, net of tax(1)	—	—	3,690	20,120
Acquisition-related expenses, net of tax	508	1,928	4,696	3,814
Impairment of intangible assets, net of tax(2)	—	—	21,927	—
Loss on disposal of inventory, net of tax(2)	1,000	—	2,911	—
Gain on contingent consideration, net of tax(2)	—	—	(5,268)	—
Loss on product recall, net of expected insurance recoveries and net of tax(3)	8,216	—	8,216	—
Adjusted net income	$21,178	$20,720	$77,128	$76,277
Adjusted diluted earnings per share(4)	$0.39	$0.39	$1.44	$1.43

(1)         Loss on extinguishment of debt for the full-year 2014 includes costs relating to the termination of our prior credit agreement, which included the repayment of $121.9 million aggregate principal amount of tranche A term loans and $215.0 million aggregate principal amount of revolving loans, and the write-off of deferred debt financing costs and unamortized discount of $5.4 million and $0.3 million, respectively. Loss on extinguishment of debt for the full-year 2013 includes costs relating to our repurchase of $248.5 million aggregate principal amount of 7.625% senior notes and our repayment of $222.2 million aggregate principal amount of tranche B term loans, including the repurchase premium and other expenses of $20.2 million, the write-off of deferred debt financing costs of $8.3 million and the write-off of unamortized discount of $2.8 million.

(2)         On October 7, 2013, we completed the Rickland Orchards acquisition for a base purchase price of $57.5 million, of which $37.4 million was paid in cash and approximately $20.1 million was paid in shares of B&G Foods common stock.  The purchase agreement also provided that the purchase price could be increased by contingent earn-out consideration of up to $15.0 million in the aggregate based upon the achievement of revenue growth targets during fiscal 2014, 2015 and 2016 meant to achieve operating results in excess of base purchase price acquisition model assumptions.

As of the date of acquisition we estimated the original fair value of the contingent consideration to be approximately $7.6 million.  During the remainder of fiscal 2013 and the first two quarters of 2014, we recorded interest accretion expense on the contingent consideration liability of $0.2 million and $0.4 million, respectively.  At June 28, 2014, we remeasured the fair value of the contingent consideration using actual operating results through June 28, 2014 and revised forecasted operating results for Rickland Orchards for the remainder of fiscal 2014, 2015 and 2016.  As a result of lower than expected net sales results for Rickland Orchards, and the unlikelihood of Rickland Orchards achieving the revenue growth targets, the fair value of the contingent consideration was reduced to zero, resulting in a non-cash gain of $8.2 million that is included in gain on change in fair value of contingent consideration in the consolidated statements of operations for fiscal 2014.  We did not have any contingent earn-out obligations during 2013.

Based on the results of an interim impairment analysis performed at September 27, 2014, we recorded non-cash impairment charges to amortizable trademarks and customer relationship intangibles of Rickland Orchards of $26.9 million and $7.3 million, respectively, which are recorded in Impairment of Intangible Assets in the consolidated statement of operations for fiscal 2014.  As of January 3, 2015, the remaining balances of the Rickland Orchards amortizable trademark and customer relationship intangibles were $5.3 million and $1.1 million, respectively. If operating results for the Rickland Orchards brand continue to deteriorate at rates in excess of our current projections, we may be required to record an additional non-cash charge for the impairment of long-lived intangibles relating to Rickland Orchards, and these non-cash charges would be material.

In connection with the impairment of the Rickland Orchards intangibles, we also recorded a charge to cost of goods sold of approximately $1.5 million and $4.5 million during the fourth quarter and full-year 2014, respectively, relating to the write-off of certain raw material and finished goods inventory used in the production of Rickland Orchards products.

(3)         On November 14, 2014, we announced a voluntary recall for certain Ortega and Las Palmas products after learning that one or more of the spice ingredients purchased from a third party supplier contained peanuts and almonds, allergens that are not declared on the products’ ingredient statements.   The cost impact of this recall during fiscal 2014 (not including lost sales during the period of time production and distribution of the affected products were suspended), net of expected insurance recoveries of $5.0 million, was $12.8 million, of which $4.1 million was recorded as a decrease in net sales related to customer refunds; $8.2 million was recorded as an increase in cost of goods sold primarily related to costs associated with product retrieval, destruction charges, customer fees and inventory write-offs; and $0.5 million was recorded as an increase in selling, general, and administrative expenses related to administrative costs.  The charges we recorded are based upon costs incurred to date and management’s estimates of costs that have yet to be incurred that relate to 2014.  As of January 3, 2015, the reserves related to the recall remaining on our consolidated balance sheet include $4.0 million in accounts receivable reserves and $0.6 million of accrued expenses.  We have recorded a $5.0 million receivable for the expected insurance recoveries in prepaid expenses in its consolidated balance sheet as of January 3, 2015.

In connection with the recall, we temporarily suspended production and distribution of the affected products for several weeks.  We estimate that this negatively impacted net sales of the Ortega and Las Palmas brands by approximately $4.8 million during the fourth quarter of fiscal 2014.  However, it is possible that we may experience an increase in net sales for these two brands during fiscal 2015, as our customers restock their inventory of affected products.

(4)         For the fourth quarter and full-year 2014, 418,158 outstanding stock options were excluded from diluted earnings per share as the effect was antidilutive.

B&G Foods, Inc. and Subsidiaries

Reconciliation of Base Business Net Sales and Comparable Base Business Net Sales to Net Sales

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
Reported net sales	$237,990	$211,547	$848,017	$724,973
Net sales from acquisitions(1)	(31,965)	—	(133,635)	—
Base business net sales	$206,025	$211,547	$714,382	$724,973
Extra reporting week(2)	(12,500)	—	(12,500)	—
Product recall(3)	8,863	—	8,863	—
Rickland Orchards shortfall(4)	11,774	—	11,774	—
Comparable base business net sales	$214,162	$211,547	$722,519	$724,973

(1)         For the fourth quarter of 2014, net sales of Specialty Brands, acquired in April 2014, contributed $32.0 million to our overall net sales increase, of which approximately $2.5 million was due to the extra reporting week.  For fiscal 2014, additional months of ownership of Specialty Brands, Pirate Brands, Rickland Orchards and TrueNorth as compared to fiscal 2013, contributed $133.6 million to our overall net sales increase, of which approximately $2.5 million was due to the extra reporting week.

(2)         The Company’s fourth quarter of 2014 contained 14 weeks and the fourth quarter of 2013 contained 13 weeks.  Fiscal 2014 contained 53 weeks and fiscal 2013 contained 52 weeks.  Net sales attributable to the extra reporting week for the fourth quarter of 2014 and fiscal 2014 exclude $2.5 million of net sales of Specialty Brands attributable to the extra reporting week.  See note (1) above.

(3)         The Company estimates that during the fourth quarter of 2014, the Ortega and Las Palmas recall reduced net sales by approximately $8.9 million, of which $4.1 million related to customer refunds and $4.8 million related to lost sales from the temporary suspension of production and distribution of the affected products.

(4)         Net sales were negatively impacted by the Rickland Orchards shortfall in the fourth quarter of 2014, a continuation of the weakness that caused the Company to impair the brand.